                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 NOVACARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NovaCare, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------
     (3) Filing party:

--------------------------------------------------------------------------------
     (4) Date filed:

--------------------------------------------------------------------------------

---------------
    (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                               [NOVACARE LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held October 26, 1995

                                                   King of Prussia, Pennsylvania
                                                              September 19, 1995

To the Holders of Common Stock of
  NovaCare, Inc.:

     The Annual Meeting of the Stockholders of NovaCare, Inc. (the "Company") will be held at The Park Ridge at Valley Forge Hotel, 480 North Gulph Road, King of Prussia, Pennsylvania, on Thursday, October 26, 1995 at 10:00 A.M., local time, to consider and act upon the following matters:

          1. Election of directors for the ensuing year.

          2. Approval of grant of options to Timothy E. Foster, President and Chief Operating Officer.

          3. Ratification of selection of independent accountants.

          4. Such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on September 5, 1995 are entitled to notice of and to vote at the meeting.

                                          By order of the Board of Directors,

                                          Peter D. Bewley
                                          Secretary

     Stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed return envelope so that your vote can be recorded. The envelope does not require any postage if mailed in the United States.

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of NovaCare, Inc. (the "Company") for use at the 1995 Annual Meeting of Stockholders (the "Meeting") to be held on October 26, 1995, and at any adjournments thereof. If properly signed and returned to the Company and not revoked, the proxy will be voted in accordance with the instructions it contains. The persons named in the accompanying proxy will vote the proxy for the Board of Directors' slate of directors and as recommended by the Board of Directors unless contrary instructions are given. This Proxy Statement and the enclosed proxy are first being sent to stockholders on or about September 19, 1995. The Company's principal executive offices are located at 1016 West Ninth Avenue, King of Prussia, Pennsylvania 19406.

     Any proxy may be revoked at any time before it is exercised. The casting of a ballot at the Meeting by a stockholder who may theretofore have given a proxy will not have the effect of revoking that proxy.

     Only stockholders of record at the close of business on September 5, 1995 are entitled to vote at the Meeting or any adjournments thereof. As of September 5, 1995, the Company had 65,414,993 outstanding shares of common stock, $.01 par value (the "Common Stock"), each holder of which is entitled to one vote per share with respect to each matter to be voted on at the Meeting. The Company has no class or series of stock outstanding other than the Common Stock.

     Directors are elected by plurality vote. Approval of the grant of options to Timothy E. Foster and ratification of the selection of independent accountants for the Company will require the affirmative vote of a majority of the Common Stock voting on the proposal, provided that with respect to the approval of the grant of options to Timothy E. Foster, the total votes cast represent more than 50% of the total outstanding shares of Common Stock as of September 5, 1995. With respect to such proposals abstentions will be included, but broker non-votes will not be included, in the calculation of the number of holders who are present and voting at the Meeting.

                           I.  ELECTION OF DIRECTORS

     Nine directors will be elected at the Meeting. It is the intention of each of the persons named in the accompanying proxy to vote the shares represented thereby in favor of the nine nominees listed in the following table, unless contrary instructions are given. All of such nominees are presently serving as directors. In case any of the nominees is unable or declines to serve, such persons reserve the right to vote the shares represented by such proxy for another person duly nominated by the Board of Directors in his or her stead or, if no other person is so nominated, to vote such shares only for the remaining nominees. The Board of Directors has no reason to believe that any person named will be unable or will decline to serve. The directors elected by the stockholders will serve until the 1996 Annual Meeting of Stockholders and until their respective successors are duly elected and shall have qualified. Certain information concerning the nominees for election as directors is set forth below. Such information was furnished by them to the Company.

                                                                     SHARES OF COMMON
                                                                       STOCK OWNED
                       NAME OF NOMINEE AND                          BENEFICIALLY AS OF      PERCENT
                    BIOGRAPHICAL INFORMATION                       SEPTEMBER 1, 1995(1)     OF CLASS
-----------------------------------------------------------------  --------------------     --------
JOHN H. FOSTER, age 53, has been Chairman of the Board and Chief
Executive Officer of the Company since December 1984. Mr. Foster is a director of Corning Incorporated, an international
corporation with business interests in specialty materials,
communications, laboratory services and consumer products. Mr.
Foster also since March 1991 has been Chairman of the Board and
Chief Executive Officer of Apogee, Inc., a national mental health services company incorporated in 1991. Mr. Foster is a director of The Pet Practice, Inc., a national veterinary services
company. Mr. Foster is founder and Chairman of Foster Management
Company, an investment advisor, and general partner of various
venture capital investment funds.                                        4,943,955(2)          7.3%

TIMOTHY E. FOSTER, age 43, has been President and Chief Operating
Officer of the Company since October 1994 and a director of the
Company since December 1984. He served as Senior Vice
President, Finance and Administration and Chief Financial Officer
of the Company from November 1988 to October 1994, Treasurer of the Company from March 1992 to October 1994 and Secretary of the
Company from September 1987 to May 1994. From September 1986 to
November 1988, he was Senior Vice President, Operations of the
Company. From 1983 to 1986, Mr. Foster specialized in the
management of health care service businesses as Vice President of
Foster Management Company and as a general partner of investment funds managed by it. From 1981 to 1983, Mr. Foster was Vice
President and Treasurer of General Electric Venture Capital
Corporation. Mr. Foster currently serves as a director of Apogee,
Inc., a position he has had since February 1993.                           334,050(3)            *

                                                                     SHARES OF COMMON
                                                                       STOCK OWNED
                       NAME OF NOMINEE AND                          BENEFICIALLY AS OF      PERCENT
                    BIOGRAPHICAL INFORMATION                       SEPTEMBER 1, 1995(1)     OF CLASS
-----------------------------------------------------------------  --------------------     --------
C. ARNOLD RENSCHLER, M.D., age 53, has been Senior Vice President and Chief Clinical Officer of the Company since May 1994 and a director of the Company since January 1990. From January 1994 until April 1995, he served as President and General Manager of the Company's Medical Rehabilitation Hospital Division. From July
1992 until January 1994, he served as President and General
Manager of the Company's Contract Services Division. Dr.
Renschler was President and Chief Operating Officer of the
Company from January 1990 until September 1992. Dr. Renschler served as President and Chief Operating Officer of Manor Care,
Inc. from 1985 through 1989, and President and Chief Executive
Officer of Manor HealthCare, Inc. from 1982 to 1989. He joined
Manor Care, Inc. as Vice President of Corporate Development in
1981 and served as a member of the board of directors of Manor
Care, Inc. from 1975 through January 1990. Dr. Renschler was
Assistant Professor of Pediatrics at Johns Hopkins University
from 1979 to 1981. Prior to that time, Dr. Renschler was engaged
in the private practice of medicine.                                       351,940(4)            *

E. MARTIN GIBSON, age 57, has been a director of the Company since March 1992. Mr. Gibson, who is retired, served as
Chairman and Chief Executive Officer of Corning Lab Services,
Inc., a subsidiary of Corning Incorporated, from 1991 until
December 1994. For more than five years prior to that time, he was a Group President of Corning Incorporated. He currently
serves as Chairman of the Board of International Technology
Corp., an environmental management company, and a director of
Hardinge Brothers, Inc., a manufacturer of machine tools, and as
Chairman of the Board of Trustees of Elmira College.                         8,000(5)            *

SIRI S. MARSHALL, age 47, has been a director of the Company since May 1994. Ms. Marshall has been Senior Vice President,
General Counsel and Secretary of General Mills, Inc., a food manufacturing company, since October 1994. Ms. Marshall was
Senior Vice President, General Counsel and Secretary of Avon
Products, Inc., a manufacturer and marketer of beauty products, fashion jewelry and fragrances, from December 1992 to October
1994. She was Vice President-Legal Affairs and Secretary of Avon
Products, Inc. from November 1990 to December 1992 and Vice
President-Legal and Government Affairs of Avon Products, Inc.
from April 1989 to October 1990.                                             2,300(6)            *

STEPHEN E. O'NEIL, age 62, has been a director of the Company since December 1984. Mr. O'Neil has practiced law since July
1988 and has been a private investor since 1981. For more than five years prior to September 1981, he held various positions with City Investing Company, a diversified holding company,
including Vice Chairman from January 1980 to July 1981. He is a director of Brown-Forman Corporation, Castle Convertible Fund,
Inc., Spectra Fund, Inc., Alger Fund, Inc. and Alger American
Funds.                                                                      17,300(7)            *

                                                                     SHARES OF COMMON
                                                                       STOCK OWNED
                       NAME OF NOMINEE AND                          BENEFICIALLY AS OF      PERCENT
                    BIOGRAPHICAL INFORMATION                       SEPTEMBER 1, 1995(1)     OF CLASS
-----------------------------------------------------------------  --------------------     --------
GEORGE W. SIGULER, age 48, has been a director of the Company since September 1986. Mr. Siguler has been a managing director of Mitchell Hutchins Institutional Investors Inc. since September
1991. From 1990 until September 1991, Mr. Siguler was President of Associated Capital Investors, Inc., an investment management company. Mr. Siguler is a director of Business Mortgage
Investors, Inc. and Venture Lending and Leasing, Inc.                       10,600(8)            *

ROBERT G. STONE, JR., age 72, has been a director of the Company since November 1993. Since 1983, Mr. Stone has been Chairman of the Board of Kirby Corporation, a company which is engaged,
through its subsidiaries, in inland and offshore marine
transportation and diesel repairs. Mr. Stone is a director of The
Chubb Corporation, First Boston Investment Funds, Inc., BHP
Petroleum Company, The Japan Fund, Inc., Core Industries, Inc.,
Tandem Computers Incorporated, Tejas Gas Corporation, The
Pittston Company, Russell Reynolds Associates, Inc., Corning
Incorporated and various funds managed by Scudder, Stevens &
Clark, Inc. He is also Chairman of the Board of Trustees of
Mystic Seaport Museum, a trustee of International House and the
National Rowing Foundation and a Fellow of Harvard College.                101,439(9)            *

DANIEL C. TOSTESON, M.D., age 70, has been a director of the
Company since April 1991. Since 1977, Dr. Tosteson has been Dean of the Faculty of Medicine and Caroline Shields Walker
Professor of Physiology for Harvard University and President of
Harvard Medical Center. Dr. Tosteson has been President of
Massachusetts Biomedical Research Corporation since 1989 and was a member of the Board of Trustees of Duke University from 1987 until 1995. Dr. Tosteson was a director of Shawmut National
Corporation from 1987 until 1989. From 1985 until 1990, Dr.
Tosteson was a member of the Health Sciences Advisory Board for
E.I. duPont de Nemours and Company.                                         11,400(10)           *

---------------
  *  Less than one percent.

 (1) As of September 1, 1995, each director had sole voting and investment power with respect to all shares shown in the table as beneficially owned by him or her except as indicated below.

 (2) Includes 1,690,000 shares presently issuable upon exercise of options. Also includes 59,200 shares held by a limited partnership of which Mr. Foster is a general partner and warrants to purchase an aggregate of 800,000 shares held by certain limited partnerships of which Mr. Foster is a general partner or a general partner of a general partner.

 (3) Includes 321,600 shares presently issuable upon exercise of options.

 (4) Includes 332,000 shares presently issuable upon exercise of options.

 (5) Includes 5,400 shares presently issuable upon exercise of options.

 (6) Includes 300 shares presently issuable upon exercise of options.

 (7) Includes 6,600 shares presently issuable upon exercise of options and 2,400 shares owned by a private company of which Mr. O'Neil is president and shareholder.

 (8) Consists of 10,600 shares presently issuable upon exercise of options.

 (9) Includes 1,600 shares presently issuable upon exercise of options. Does not include 54,382 shares held by Mr. Stone's spouse and 158,501 shares held by trusts of which Mr. Stone is a trustee, as to all of which shares Mr. Stone disclaims beneficial ownership.

(10) Consists of 11,400 shares presently issuable upon exercise of options.

     No family relationship exists among any of the directors or executive officers of the Company.

     During the fiscal year ended June 30, 1995, the Board met six times and convened twice by means of unanimous written consent. Each of the nominees listed above presently serving as a director of the Company attended at least 75% of the meetings of the Board and meetings of any committees of the Board on which such person served which were held during the time that such person served.

     The Board has a Compensation Committee, an Audit Committee and a Nominating Committee. The members of the Compensation Committee are Robert G. Stone, Jr., who serves as Chairman, E. Martin Gibson, Siri S. Marshall and Stephen E. O'Neil. The Compensation Committee makes recommendations to the full Board as to the compensation of senior management and administers the Company's 1986 Stock Option Plan and determines the persons who are to receive options and the number of shares subject to each option. The Compensation Committee met three times and convened 10 times by means of unanimous written consent during the fiscal year ended June 30, 1995.

     The members of the Audit Committee are Stephen E. O'Neil, who serves as Chairman, E. Martin Gibson, Siri S. Marshall and George W. Siguler. The Audit Committee acts as a liaison between the Board and the independent accountants and annually recommends to the Board the appointment of the independent accountants. The Audit Committee reviews with the independent accountants the planning and scope of the audits of the financial statements, the results of those audits and the adequacy of internal accounting controls and monitors other corporate and financial policies. The Audit Committee met two times during the fiscal year ended June 30, 1995.

     The members of the Nominating Committee are Robert G. Stone, Jr., who serves as Chairman, John H. Foster, George W. Siguler and E. Martin Gibson. The Nominating Committee is authorized to review, approve and recommend persons for election as directors. The Nominating Committee did not meet or convene by means of unanimous written consent during the fiscal year ended June 30, 1995. It will consider nominations by stockholders, which should be submitted in writing to the Chairman of the Committee addressed in care of the Secretary, NovaCare, Inc., 1016 West Ninth Avenue, King of Prussia, Pennsylvania 19406.

COMPENSATION OF DIRECTORS OF NOVACARE

     The Company provides each director with an annual retainer of $10,000 and an annual grant of options to purchase 10,000 shares of Common Stock. The Company pays each director a fee of $1,000 per meeting attended, plus out-of-pocket expenses. In addition, committee members receive a fee of $1,000, plus out-of-pocket expenses, for each non-telephonic committee meeting attended which is not scheduled in conjunction with a meeting of the full Board, and a fee of $500, plus out-of-pocket expenses, for each non-telephonic committee meeting attended in conjunction with a meeting of the full Board.

COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth information for the fiscal years ended June 30, 1995, 1994 and 1993 concerning the compensation paid or awarded to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE


                                             ANNUAL COMPENSATION            LONG TERM
                                     -----------------------------------   COMPENSATION
                                                               OTHER          AWARDS
                                                               ANNUAL      ------------
         NAME AND                                           COMPENSATION     OPTIONS          ALL OTHER
    PRINCIPAL POSITION      YEAR     SALARY($)   BONUS($)      ($)(1)          (#)        COMPENSATION($)(2)
--------------------------  ----     ---------   --------   ------------   ------------   ------------------
John H. Foster............  1995     $ 553,022   $      0       --                   0         $204,247
Chairman of the Board       1994       521,916    274,770       --           2,100,000           30,364
  and Chief Executive       1993       384,816          0     $ 55,804         100,000           12,214
  Officer
C. Arnold Renschler,        1995       320,958    216,703       --             145,000           38,699
  M.D. ...................
Senior Vice President and   1994       310,792    143,405       --              25,000           26,728
  Chief Clinical            1993       284,403    168,523       --              50,000           32,357
  Officer(3)
Timothy E. Foster.........  1995       393,480          0       --              25,000           27,441
President and Chief         1994       323,013    110,000       --             525,000           19,690
  Operating Officer(4)      1993       219,246          0       --              25,000           22,055
James C. New..............  1995       236,888     71,400       --              65,638           15,905
President and General       1994       188,048    169,300       --              52,000          102,777
  Manager -- Outpatient     1993       155,919     50,220       --             --                51,101
  Rehabilitation
  Division(5)
Daryl A. Dixon............  1995       291,077     94,500       --             104,171           22,766
President and General       1994       234,442     28,400       --              12,000           42,601
  Manager -- Contract       1993       198,717     59,339       --              55,000           34,277
  Services Division(6)

---------------
(1) For John H. Foster, the amount for fiscal 1993 includes payment of $21,000 as an automobile allowance and an amount of $25,632 for personal use of the Company's aircraft. Amounts for all other named executive officers did not exceed $50,000 or 10% of compensation.

(2) Other than the forgiveness of $140,000 of a loan to John H. Foster during fiscal year 1995 and an amount of $19,244 payable in connection therewith pursuant to the terms of his employment agreement and bonus payments to James C. New of $100,000 in fiscal 1994 and $50,000 in fiscal 1993 in connection with the merger of RehabClinics, Inc. ("RCI") with a wholly owned subsidiary of the Company, these amounts represent contributions to the Company's 401(k) plan and its supplemental deferred compensation plan.

(3) Dr. Renschler has been Senior Vice President and Chief Clinical Officer since May 1994. He served as President and General Manager -- Medical Rehabilitation Hospital Services Division from January 1994 to April 1995, President and General Manager -- Contract Services Division from July 1992 to January 1994 and President and Chief Operating Officer of the Company from January 1990 until September 1992. Dr. Renschler's 1995 bonus figure includes a special bonus of $110,000 received in connection with the sale of the Company's rehabilitation hospitals in April 1995.

(4) Timothy E. Foster became President and Chief Operating Officer of the Company in October 1994. Prior to such time he served as Senior Vice President -- Finance and Administration, Chief Financial Officer and Treasurer of the Company for the periods described above and, until May 1994, as Secretary of the Company.

(5) James C. New became an executive officer of the Company in February 1994 in connection with the merger of RCI with a wholly owned subsidiary of the Company which was accounted for as a pooling of interests. The compensation for Mr. New gives effect to the merger in that his 1993 compensation amounts are as of December 31, 1992. Mr. New's annual salary of $82,039 for the six-month period ended June 30, 1993 has not been included in the compensation table. This presentation conforms to that of the combined results of operations of the Company.

(6) Daryl A. Dixon became President and General Manager -- Contract Services Division in January 1994. He served as Vice President -- Operations of the Contract Services Division from December 1993 and prior to such time served as a Regional Vice President in the Contract Services Division.

     The following table sets forth the grants of stock options to the executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 1995. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the exercise price of the options during the full terms of the options. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Securities and Exchange Commission regulations. Actual gains, if any, on option exercises and holdings of Common Stock are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                       OPTION GRANTS IN FISCAL YEAR 1995


                                                                                                   POTENTIAL
                                                                                              REALIZABLE VALUE AT
                                                                                                ASSUMED ANNUAL
                                                  % OF TOTAL                                 RATES OF STOCK PRICE
                                                   OPTIONS                                       APPRECIATION
                                                  GRANTED TO     EXERCISE                       FOR OPTION TERM
                                      OPTIONS    EMPLOYEES IN     PRICE      EXPIRATION     -----------------------
               NAME                   GRANTED    FISCAL YEAR    ($/SHARE)       DATE           5%           10%
-----------------------------------  ---------   ------------   ----------   ----------     --------     ----------
John H. Foster.....................          0     --              --           --             --            --
C. Arnold Renschler, M.D...........    110,000        11%         $ 7.38       5/25/05      $510,195     $1,292,889
                                        35,000                     13.00       8/05/04       286,150        725,134
Timothy E. Foster..................     25,000         2%           7.25      12/02/04       113,988        288,858
James C. New.......................     25,000         5%          13.00       8/05/04       204,393        517,953
                                        40,638                      8.88       2/02/05       226,820        574,787
Daryl A. Dixon.....................     75,000         8%          13.00       8/05/04       613,178      1,553,858
                                        29,171                      8.88       2/02/05       162,818        412,597

     The following table sets forth the number and value of options exercised by the executive officers of the Company named in the Summary Compensation Table during the fiscal year ended June 30, 1995 and the number and value as of June 30, 1995 of options held by such executive officers at June 30, 1995.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                       AND FISCAL YEAR-END OPTION VALUES

                                                                            NUMBER OF              VALUE OF
                                                                           SECURITIES             UNEXERCISED
                                                                           UNDERLYING            IN-THE-MONEY
                                                                           UNEXERCISED              OPTIONS
                                                                             OPTIONS              AT JUNE 30,
                                                                        JUNE 30, 1995(#)          1995($)(1)
                                                                       -------------------     -----------------
                                      SHARES ACQUIRED      VALUE          EXERCISABLE/           EXERCISABLE/
                NAME                   UPON EXERCISE      REALIZED        UNEXERCISABLE          UNEXERCISABLE
------------------------------------  ---------------     --------     -------------------     -----------------
John H. Foster......................         0               $0        1,650,000/2,000,000      $162,500/$     0
C. Arnold Renschler, M.D............         0                0           305,000/ 220,000       292,500/ 96,250
Timothy E. Foster...................         0                0           306,800/ 509,800        42,670/ 21,875
James C. New........................         0                0                 0/  40,638             0/      0
Daryl A. Dixon......................         0                0            39,400/  86,771             0/      0

---------------
(1) In-the-money options are those for which the fair market value of the underlying Common Stock exceeds the exercise price of the option. The value of in-the-money options is determined in accordance with regulations of the Securities and Exchange Commission by subtracting the aggregate exercise price of the option from the aggregate year-end value of the underlying Common Stock.

OPTION EXCHANGE

     In February 1995, the Board approved an option exchange whereby holders of options to purchase Common Stock under the Company's 1986 Stock Option Plan (the "Plan") were allowed to acquire additional options to purchase shares of Common Stock in exchange for the surrender by such individuals of certain presently existing options under the Plan held by the participants, pursuant to a formula of exchange which took into account the vesting schedule and exercise price of the surrendered options. Under the exchange program, 605,929 options were surrendered and 332,834 new options were granted. The options granted as a result of the exchange will be exercisable in cumulative annual installments of 20% commencing one year from date of grant and in no event may be exercisable later than 10 years from the date of grant. The exchange program was calculated to have no dilutive effect on the Company's outstanding shares of Common Stock.

                           TEN-YEAR OPTION REPRICINGS

                                                                                                                      LENGTH OF
                                                                                                                       ORIGINAL
                                         NUMBER OF                                                     NUMBER OF        OPTION
                                         SECURITIES   MARKET PRICE      EXERCISE                      SECURITIES         TERM
                                         UNDERLYING     OF STOCK          PRICE            NEW        UNDERLYING      REMAINING
        1988 AND 1995                     OPTIONS      AT TIME OF      AT TIME OF       EXERCISE     OPTIONS AFTER     AT DATE
            NAME                 DATE     REPRICED    REPRICING($)(1)  REPRICING($)    PRICE($)(1)     REPRICING     OF REPRICING
-----------------------------  --------  ----------   ------------   ---------------   -----------   -------------   ------------
Timothy E. Foster............   11/3/88    11,764        $ 2.25            4.25           $2.25          11,764      8 yrs 2 mos
President & COO                 11/3/88     8,000          2.25            5.25            2.25           8,000      8 yrs 2 mos
                                11/3/88     8,000          2.25            9.50            2.25           8,000      8 yrs 2 mos
                                11/3/88     4,000          2.25           10.63            2.25           4,000      8 yrs 8 mos
                                11/3/88    19,000          2.25            3.88            2.25          19,000      9 yrs
                                11/3/88    10,000          2.25            3.25            2.25          10,000      9 yrs 6 mos
                                11/3/88     6,000          2.25            3.88            2.25           6,000      9 yrs 11 mos
James C. New.................    2/2/95    52,000          8.88           14.25            8.88          26,109      9 yrs
President & GM                   2/2/95    25,000          8.88           13.00            8.88          14,529      9 yrs 6 mos
  Outpatient Rehab Div.
Daryl A. Dixon...............    2/2/95    15,000          8.88           23.50            8.88           4,171      7 yrs 10 mos
President & GM                   2/2/95    75,000          8.88           13.00            8.88          25,000      9 yrs 6 mos
  Contract Services Div.
Ronald G. Hiscock............    2/2/95     5,000          8.88           13.00            8.88           2,906      9 yrs 6 mos
President & GM
  Orthotics & Prosthetics
  Div.
Laurence F. Lane.............    2/2/95    18,000          8.88           16.50            8.88           8,351      7 yrs 5 mos
Sr. VP -- Regulatory Affairs     2/2/95    25,000          8.88           13.00            8.88          14,529      9 yrs 6 mos
                                11/3/88    20,000          2.25            4.25            2.25          20,000      8 yrs 2 mos
                                11/3/88     2,080          2.25           10.63            2.25           2,080      8 yrs 8 mos
                                11/3/88    18,000          2.25            3.88            2.25          18,000      9 yrs
                                11/3/88     3,000          2.25            4.13            2.25           3,000      9 yrs 3 mos
                                11/3/88     5,000          2.25            3.25            2.25           5,000      9 yrs 6 mos
                                11/3/88     4,000          2.25            3.88            2.25           4,000      9 yrs 11 mos
Arthur T. Locilento, Jr. ....    2/2/95    22,000          8.88           16.50            8.88          10,206      7 yrs 5 mos
Sr. VP -- Human Resources        2/2/95    15,000          8.88           13.00            8.88           8,717      9 yrs 6 mos
                                11/3/88    20,000          2.25            3.88            2.25          20,000      9 yrs 4 mos
                                11/3/88     4,000          2.25            3.88            2.25           4,000      9 yrs 11 mos
Susan J. Campbell............    2/2/95     2,250          8.88           16.50            8.88           1,044      7 yrs 5 mos
VP -- Communications             2/2/95     2,000          8.88           11.63            8.88           1,413      8 yrs 6 mos
  & Investor Relations           2/2/95     1,500          8.88           13.00            8.88             872      9 yrs 6 mos
James T. Walmsley............    2/2/95       250          8.88           16.50            8.88             116      7 yrs 5 mos
VP -- Reimbursement              2/2/95     7,500          8.88           16.50            8.88           3,480      7 yrs 5 mos
                                 2/2/95    10,000          8.88           13.00            8.88           5,812      9 yrs 6 mos
Robert E. Healy, Jr. ........   11/3/88    20,000          2.25            3.75            2.25          20,000      9 yrs 3 mos
VP and Controller (as of        11/3/88       800          2.25            3.88            2.25             800      9 yrs 11 mos
  11/3/88)
Dennis G. Sherman............   11/3/88    60,000          2.25           10.00            2.25          60,000      8 yrs 9 mos
VP -- Operations (as of         11/3/88    18,500          2.25            3.88            2.25          18,500      9 yrs
  11/3/88)
                                11/3/88     5,000          2.25            3.25            2.25           5,000      9 yrs 6 mos
                                11/3/88     4,000          2.25            3.88            2.25           4,000      9 yrs 11 mos
Jeffrey W. Rose..............   11/3/88    12,000          2.25            4.25            2.25          12,000      8 yrs 2 mos
President & COO (as of
  11/3/88)

---------------
(1) Reflecting a 2-for-1 stock split in July 1991.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert G. Stone, Jr., as Chairman, Stephen E. O'Neil and E. Martin Gibson served on the Compensation Committee of the Board of Directors for the entire 1995 fiscal year, and Siri S. Marshall joined the Compensation Committee in May 1995. In October 1994, John H. Foster, Chairman and Chief Executive Officer of the Company, became a director of Corning Incorporated, at which time Mr. Gibson served as a director of Corning Incorporated and Chairman and Chief Executive Officer of Corning Lab Services, Inc., a subsidiary of Corning Incorporated. Mr. Gibson retired from his positions at Corning Incorporated and Corning Lab Services, Inc. in December 1994.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") presently is composed of four independent non-employee directors. The Committee is responsible for setting and monitoring the effectiveness of the compensation provided to the Company's officers, directors and senior management employees.

     In its decision-making, the Committee is guided by a compensation philosophy designed to reward employees for the achievement of organizational goals and for the maximization of stockholder return. Specific levels of pay and incentive opportunity are determined by the competitive market for executive talent and, where appropriate, the need to invest in the future growth of the business.

     To determine the appropriate levels of compensation for different executive and management positions, the Committee uses survey data provided by independent external consulting firms. The most recent survey data was provided by The Hay Group, a leading national consulting firm. The Hay Group maintains a database of compensation information from hundreds of companies in a wide variety of industries. This information is updated on an ongoing basis. For the Company, competitive market data was extracted from this database which included companies of similar size and complexity which are drawn from health care and related industries. The survey group is consistent with the peer group used in the performance graph found in this Proxy Statement. The data provided by this survey (the "Hay Survey") was used during the year to evaluate the Company's executive and management compensation status across all operating divisions and provided the basis for fiscal year 1995 compensation planning.

     The compensation program, which provides incentives for executives to achieve the short-term and long-term goals of the Company, comprises three components: base salary, cash incentives and stock option awards.

     During fiscal year 1995, the executive salary ranges which were implemented during fiscal year 1994 for all management and executive positions (excluding the Chairman and Chief Executive Officer and the President and Chief Operating Officer) were used to administer all three components of the compensation program. The structure provided by these ranges allowed the Company to consistently and fairly manage the reward system, to encourage inter-divisional transfers, to manage compensation expenses and to control participation in supplemental benefits programs.

  Base Salary

     Consistent with all salary programs of the Company, executive base salaries are targeted at the 50th percentile of the competitive market. Annual salary adjustments, including that of the Chairman and Chief Executive Officer, are based on individual performance and are controlled by the same percentage increase guidelines used for all employees.

  Incentive Compensation

     Based on organizational level and performance, incentive opportunities are available to a wide range of Company employees. These programs are effective in reinforcing both the overall values of the Company and the specific operating goals of the various business units.

     Executive incentive plans are designed to focus executive attention on the key performance goals of the Company, to identify the expected levels of performance and to reward individuals who meet or exceed such expectations. The amounts of incentive awards are determined by the overall financial performance of the Company and the achievement of individual weighted performance goals.

     For the Chairman and Chief Executive Officer and the President and Chief Operating Officer, the key measure of performance in fiscal year 1995 was earnings per share (exclusive of non-recurring items). The targeted amount of incentive compensation opportunity for the Chairman and Chief Executive Officer and the President and Chief Operating Officer was based on a fixed percentage of the Company's net income. Actual awards, which cannot exceed this fixed percentage, were determined by a formula which compares actual earnings per share performance to budgeted earnings per share. If actual earnings per share was less than 90% of budgeted earnings per share, no awards were available to the Chairman and Chief Executive Officer or the President and Chief Operating Officer.

     For other executives and management employees, including the other executives named in this Proxy Statement, incentive awards were also performance-driven. To earn certain incentive awards based on financial performance, the Company's performance must at a minimum reach 90% of the financial performance targets established by the Board of Directors, at which level of performance 45% of the targeted incentive opportunity would be earned. Earned awards increased proportionally and reached 100% at achievement of 100% of the financial performance goal. Financial performance awards over 100% increased on a formula basis up to 150% of the targeted incentive opportunity at 110% of such performance goal; awards were capped at 150% of the targeted amount. Other incentive awards are based on the achievement of individual weighted performance goals.

  Stock Option Awards

     The Company's 1986 Stock Option Plan (the "Plan") was approved by the Board of Directors and the stockholders of the Company to provide incentives for key employees of the Company and its subsidiaries by encouraging their ownership of Common Stock and to aid the Company in retaining such key employees, upon whose efforts the Company's success and future growth depends, and attracting other such employees.

     Options typically are granted annually. Individual grant sizes are determined based on a variety of factors, which include practices for similar positions in the market and organizational and individual performance. At the discretion of the Committee, and based on the recommendation of management, options may also be used as an incentive for candidates recruited to fill key positions, or as special retention incentives for employees with significant future potential.

     All options under the Plan are granted at 100% of the fair market value on date of grant. The term of the option is 10 years from the date of grant and vested options can be exercised at any time during such period. Options generally vest and become exercisable in cumulative annual installments of 20% over five years commencing one year after the date of grant. If an employee leaves the Company before options are vested, the unexercised options are forfeited and may be reissued under the Plan.

  Stock Option Exchange Opportunity

     During fiscal year 1995, the Compensation Committee approved a one-time exchange of certain existing options to purchase Common Stock for new options with an exercise price of $8.88 per share, the market price of the Common Stock on the date of grant, which would become exercisable in cumulative annual installments of 20% commencing one year after the date of grant. The Chairman and Chief Executive Officer and the President and Chief Operating Officer were excluded from the exchange program and did not participate. The exchange, which eligible option holders could accept or decline, was based on a formula that considered both the original exercise prices and the vesting status of the options to be exchanged. Of the 573 holders of options eligible to participate, 172 of such holders exchanged existing options for new options. Because of the formula nature of the exchange, 605,929 existing options were surrendered and 332,834 new options were granted at an aggregate exchange rate of 0.547 new options for each old option. The exchange program was calculated to have no dilutive effect to the Company's outstanding shares of Common Stock.

This opportunity was approved to allow option holders to exchange out-of-the-money options for a lesser number of options with an exercise price at current market value, to encourage retention of managers by restarting the five-year option vesting period, and to replenish the option pool with the returned shares. All new options were granted with an exercise price set at fair market value in accordance with the provisions of the Plan.

     The Compensation Committee believes that the option exchange opportunity, which allowed option holders to acquire a lesser number of options with a lower exercise price in exchange for the forfeiture of vested exercise rights, was in the best interests of both the option holders and the Company's stockholders.

  Compensation of Chief Executive Officer

     For fiscal year 1995, John H. Foster, Chairman of the Board and Chief Executive Officer of the Company, received $738,025 in aggregate cash compensation comprising $553,022 in base salary and $185,003 in relocation reimbursement and other benefits due under Mr. Foster's employment agreement. Mr. Foster's incentive compensation was targeted at a bonus of one percent of net income if the Company's earnings per share performance for the 1995 fiscal year met 100% of budgeted earnings per share, subject to adjustments for extraordinary items. No incentive award was paid based on fiscal year 1995 performance. Mr. Foster did not receive a salary increase in fiscal year 1995.

     The decisions of the Committee depend significantly on quantitative market data and recommendations of impartial third party consultants. The Committee believes its decisions are consistent with the Company's business objectives and performance expectations and have been made in the best interests of the Company and its stockholders.

                                          THE COMPENSATION COMMITTEE

                                             Robert G. Stone, Jr., Chairman
                                             E. Martin Gibson
                                             Siri S. Marshall
                                             Stephen E. O'Neil

     Notwithstanding anything set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the performance graph that follows shall not be incorporated by reference into any such filings.

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return of the Company's Common Stock to the S&P 500 Composite Stock Index and the S&P Healthcare Index for the period from June 30, 1990 through June 30, 1995. The graph assumes that $100 was invested in each of the Company's Common Stock, the S&P 500 and the companies listed on the S&P Healthcare Index on June 30, 1990 and that any dividends were reinvested.

                COMPARISON OF FIVE YEARS CUMULATIVE TOTAL RETURN
                        FOR THE YEAR ENDED JUNE 30, 1995

      MEASUREMENT PERIOD           NOVACARE,        S&P 500       S&P HEALTH-
    (FISCAL YEAR COVERED)            INC.          COMPOSITE         CARE
1990                                $ 100           $ 100           $ 100
1991                                $ 138           $ 107           $ 124
1992                                $ 159           $ 122           $ 134
1993                                $ 129           $ 138           $ 117
1994                                $ 153           $ 140           $ 117
1995                                $  78           $ 177           $ 171

EMPLOYMENT AGREEMENTS

     In December 1993, the Company entered into an agreement with James C. New, President and General Manager -- Outpatient Rehabilitation Division of the Company. (At such time, Mr. New was also President and Chief Operating Officer of RCI, which was acquired by the Company in February 1994.) The agreement provides for Mr. New to receive a base salary of $210,000, subject to review in accordance with the policies of the Company, and to be eligible to receive a bonus equal to 50% of his base salary (the "target bonus") upon the achievement of certain annual objectives. The amount of such target bonus for which Mr. New shall be eligible shall be determined by the executive compensation plan of the Company in effect from time to time and may exceed 100% of such target bonus figure. Mr. New also received a grant of options to purchase 52,000 shares of common stock at an exercise price of $14.25 per share exercisable in cumulative annual installments of 20% commencing in February 1995. Pursuant to such agreement, upon the termination of Mr. New's employment with the Company without cause, Mr. New shall be entitled to receive his base salary until he secures other employment for a period of up to 12 months.

     In July 1994, the Company entered into an employment agreement with John H. Foster, Chairman of the Board and Chief Executive Officer of the Company. The agreement provides for a five-year term of employment and provides for automatic one-year extensions commencing one year prior to termination in December 1998 and continuing on each subsequent anniversary until either party shall give the other notice of non-extension. The agreement provides for Mr. Foster to receive an annual base salary of $508,000, subject to increases in accordance with the policies of the Company, and to be eligible for an annual cash bonus equal to one percent of the Company's consolidated net income excluding extraordinary gains and losses (the "target bonus"), based on the percentage of budgeted net income attained by the Company for a fiscal year. The amount of such target bonus for which Mr. Foster shall be eligible ranges from 45% for achievement by the Company of 90% of budgeted net income to 100% for achievement by the Company of 100% or greater of budgeted net income. See "Compensation Committee Report" above. In the event of Mr. Foster's death, disability or voluntary termination, he shall be entitled to pro-rated bonus compensation for the fiscal year of such event. Mr. Foster also received a grant of options to purchase 2,000,000 shares of Common Stock at an exercise price of $19.50 per share, or 150% of the market price on the effective date of grant. Such options have a term of 10 years, are exercisable in cumulative annual installments of 20%, and become exercisable in full in the event of a change of control of the Company, of Mr. Foster's death or disability or of the termination of Mr. Foster's employment with the Company without due cause. The agreement further provides Mr. Foster with a non-interest bearing relocation expense loan of $700,000 to be forgiven in five annual installments of $140,000 each, additional payments in connection with such loan aggregating $115,466 over such five-year period, the use of the Company's private aircraft and certain split-dollar life insurance benefits. The agreement also provides that if Mr. Foster is terminated by the Company without cause or if Mr. Foster resigns subsequent to a change in control of the Company, a material diminution of his position, authority or compensation or his removal by the Company as Chairman of the Board, then Mr. Foster shall be entitled to his base salary and certain other benefits for a period of two years from the date of such event and to bonus compensation in an amount equal to (a) his pro-rated bonus compensation for the fiscal year of such resignation or termination, plus (b) a final bonus calculated, depending on the date of such resignation or termination, to equal his bonus payment for the previous fiscal year or the greater of his bonus payment for the previous fiscal year or the entire then-current fiscal year and an additional payment, on the first anniversary of the payment of such final bonus, equal to one-half of such final bonus. The agreement also provides that Mr. Foster shall be entitled to the advance of certain expenses in connection with legal proceedings arising in connection with his service as an officer or director of the Company.

     In January 1994, the Company entered into an employment agreement with C. Arnold Renschler, M.D., Senior Vice President and Chief Clinical Officer and, at such time, President and General Manager -- Medical Rehabilitation Hospital Division of the Company. The agreement provides for Dr. Renschler to receive an annual base salary of $307,000, subject to increases in accordance with the policies of the Company, and to be eligible to receive a bonus equal to a target of 60% of his base salary (the "target bonus") and options to purchase shares of Common Stock based on a target amount of 35,000 shares upon the achievement of certain annual objectives. The amount of such target bonus for which Dr. Renschler shall be eligible shall be determined by the executive compensation plan of the Company in effect from time to time and may exceed 100% of such target bonus figure. The agreement also provides that in the event that Dr. Renschler's employment with the Company is terminated for other than death, disability or due cause, that the Company shall pay Dr. Renschler his base salary for a period of 12 months. The agreement further provides that a grant to Dr. Renschler of options to purchase 250,000 shares of Common Stock at an exercise price of $6.50 per share exercisable in cumulative annual installments of 20% commencing in January 1991 shall become fully vested in the event that anyone other than John H. Foster or Dr. Renschler shall become Chairman of the Board and Chief Executive Officer of the Company or Dr. Renschler's employment with the Company is terminated for other than due cause. In May 1995, the agreement was amended in recognition of Dr. Renschler's pending appointment as President and General Manager -- Value-Added Services Division and provides for an additional grant of options to purchase 110,000 shares of Common Stock at an exercise price of $7.38 per share, exercisable in cumulative annual installments of 20% commencing in May 1996, which options shall become fully vested in the event that Dr. Renschler shall be directed to report to someone other than John
H. Foster or Timothy E. Foster or there is a change of control of the Company.

     In December 1994, the Company entered into an employment agreement with Timothy E. Foster, President and Chief Operating Officer of the Company. The agreement provides for a four-year term of employment and provides for automatic one-year extensions commencing one year prior to termination in December 1998 and continuing on each subsequent anniversary until either party shall give the other notice of non-extension. The agreement provides for Mr. Foster to receive an annual base salary of $425,000, subject to increases in accordance with the policies of the Company, and to be eligible for an annual cash bonus equal to 0.3% of the Company's consolidated net income excluding extraordinary gains and losses for the 1995 fiscal year and 0.5% of such figure in each subsequent fiscal year (the "target bonus"), based on the percentage of budgeted net income attained by the Company for a fiscal year. The amount of such target bonus for which Mr. Foster shall be eligible ranges from 45% for achievement by the Company of 90% of budgeted net income to 100% for achievement by the Company of 100% or greater of budgeted net income. See "Compensation Committee Report" above. In the event of Mr. Foster's death, disability or voluntary termination, he shall be entitled to pro-rated bonus compensation for the fiscal year of such event. Mr. Foster also received a grant of options to purchase 25,000 shares of Common Stock at an exercise price of $7.25 per share, subject to stockholder approval. Such options have a term of 10 years, are exercisable in cumulative annual installments of 20% and become exercisable in full in the event of a change of control of the Company, of Mr. Foster's death or disability or of the termination of Mr. Foster's employment with the Company without due cause. Mr. Foster shall also be eligible to receive, subject to stockholder approval, annual grants of options to purchase 50,000 shares of Common Stock. The agreement further provides Mr. Foster the use of the Company's private aircraft and certain other benefits. The agreement also provides that if Mr. Foster is terminated by the Company without cause or if Mr. Foster resigns subsequent to a change in control of the Company, a material diminution of his position, authority or compensation or the Company's failure to cause Mr. Foster's election to the Board of Directors, then Mr. Foster shall be entitled to his base salary and certain other benefits for a period of two years from the date of such event and bonus compensation in an amount equal to (a) his pro-rated bonus compensation for the fiscal year of such resignation or termination plus (b) a final bonus calculated, depending on the date of such resignation or termination, to equal his bonus payment for the previous fiscal year or the greater of his bonus payment for the previous fiscal year or the entire then-current fiscal year and an additional payment, on the first anniversary of the payment of such final bonus, equal to one-half of such final bonus. The agreement also provides that Mr. Foster shall be entitled to the advance of certain expenses in connection with legal proceedings arising in connection with his service as an officer or director of the Company.

     In January 1995, the Company entered into an employment agreement with Daryl A. Dixon, President and General Manager -- Contract Services Division of the Company. The agreement provides for a five-year term of employment and provides for automatic one-year extensions commencing one year prior to termination and continuing on each subsequent anniversary until either party shall give the other notice of non-extension. The agreement provides for Mr. Dixon to receive an annual base salary of $300,000, subject to increases in accordance with the policies of the Company, and to be eligible for an annual cash bonus equal to 50% of his base salary (the "target bonus"), with a minimum bonus of 60% of such target bonus for the 1995 and 1996 fiscal years. The amount of such target bonus for which Mr. Dixon shall be eligible shall be determined by the executive compensation plan of the Company in effect from time to time and may exceed 100% of such target bonus figure. In the event of Mr. Dixon's death, disability, voluntary termination or termination by the Company without cause, he shall be entitled to pro-rated bonus compensation for the fiscal year of such event. The agreement provides for a grant of options to purchase 25,000 shares of common stock at an exercise price of $8.88 per share, which options are exercisable in cumulative annual installments of 20% commencing in January 1996 and which become fully vested in the event of a change of control of the Company. The agreement also provides for a loan by the Company to Mr. Dixon in the amount of $450,000, bearing no interest and payable in equal annual installments of $90,000 over five years, with such loan to be forgiven in $90,000 installments on each payment date provided that Mr. Dixon is employed by the Company, or forgiven in its entirety in the event of Mr. Dixon's death or disability; in addition, on such payment dates Mr. Dixon shall receive additional payments over such five-year period aggregating $26,224. The agreement also provides that if Mr. Dixon is terminated by the Company without cause, he shall be entitled to his base salary and certain other benefits for a period of two years, and the unpaid balance of such loan shall be forgiven by the Company in installments without regard to the requirement that Mr. Dixon be employed by the Company.

CERTAIN TRANSACTIONS

     Since January 1993, the Company has subleased office space to certain companies controlled by John H. Foster, Chairman of the Board and Chief Executive Officer of the Company, in his capacity as chairman of the board, chief executive officer or general partner of the principal stockholders of such companies. The Company will pay base rent at an annual rate of $14.00 per square foot through December 1997 and $17.50 per square foot from January 1998 through December 2002. The companies controlled by Mr. Foster will pay base rent at a rate equal to the Company's cost, including reimbursement for leasehold improvements made by the Company, through December 2002 for their respective areas under sublease as follows: Foster Management Company, 8,419 square feet; Apogee, Inc., 11,324 square feet; and Hearing Health Services, Inc., 4,007 square feet.

     As of January 1993, the Company has engaged Mitchell Hutchins Institutional Investors Inc. ("MHII") to advise the Company in the investment of the Company's cash and other investment assets. George W. Siguler, a director of the Company, is a managing director of MHII. The Company pays fees to MHII at a per annum rate, payable quarterly, equal to .125% of the market value of the assets invested through MHII. From July 1, 1994 to June 30, 1995, the Company has incurred fees aggregating $30,000 to MHII for its services.

     Timothy E. Foster, President and Chief Operating Officer and a director of the Company, serves as a director of Hearing Health Services, Inc. and Apogee, Inc.; Stephen E. O'Neil, a director and member of the Compensation and Audit Committees of the Company, serves as a director of Hearing Health Services, Inc.; and James C. New, President and General Manager -- Outpatient Rehabilitation Division, serves as a director of The Pet Practice, Inc. Each of the foregoing companies is controlled by John H. Foster.

     During fiscal year 1995, the Company provided relocation loans aggregating $671,000 at an interest rate of 5.5% to Peter D. Bewley, who joined the Company in May 1994 and is currently Senior Vice President, General Counsel and Secretary of the Company. Mr. Bewley repaid all amounts due under such loans in full in August 1995. In October 1994, the Company provided a loan of $15,000 at an interest rate of prime plus 0.5% to James T. Walmsley, Vice President -- Reimbursement of the Company, all of which loan is presently outstanding, the principal of and interest on which shall be forgiven in three equal annual installments provided that Mr. Walmsley remains employed with the Company. In August 1995, the Company provided a relocation loan in the amount of $97,000 at an interest rate of prime plus 1% to Scott Marber, Senior Vice President, Sales and Marketing of the Company, all of which loan is presently outstanding.

INFORMATION CONCERNING CERTAIN STOCKHOLDERS

     The shareholdings as of September 1, 1995 of the only person known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock other than John H. Foster, whose shareholdings are set forth above under "I. Election of Directors" and whose address is 1016 W. Ninth Avenue, King of Prussia, Pennsylvania 19406, and the shareholdings as of September 1, 1995 of all directors and officers of the Company as of such date as a group (according to information furnished by them to the Company) are set forth in the following table. The shareholdings of the five named executive officers of the Company (except for James C. New and Daryl A. Dixon, whose shareholdings are set forth in the table below) are set forth above under "I. Election of Directors." Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power.

                                                              SHARES OF
                                                               COMMON
                                                             STOCK OWNED         PERCENT
                               NAME                          BENEFICIALLY        OF CLASS
        ---------------------------------------------------  -----------         --------
        GeoCapital Corporation.............................   4,297,803             6.6%
        767 Fifth Avenue
        New York, New York
        All Directors and Officers as a Group (19
          persons).........................................   6,046,251(1)(2)       8.8%
        James C. New.......................................     107,324(3)          *
        Daryl A. Dixon.....................................      54,050(4)          *

---------------
 *  Less than one percent.

(1) See footnotes 2 through 10 on pages 4 and 5.

(2) Includes 93,700 shares presently issuable upon exercise of options, 637 shares presently issuable upon conversion of debentures owned by an executive officer, and 2,250 shares presently issuable upon conversion of debentures held by the spouse of an executive officer as custodian for their children.

(3) Includes 500 shares owned by Mr. New's spouse.

(4) Includes 52,800 shares presently issuable upon exercise of options and 25 shares owned by Mr. Dixon's spouse.

               II.  APPROVAL OF THE GRANT TO TIMOTHY E. FOSTER OF
                        OPTIONS TO PURCHASE COMMON STOCK

     Subject to the approval of the stockholders of the Company, in connection with the execution of an employment agreement between the Company and Timothy E. Foster in December 1994 pursuant to which Mr. Foster shall serve as President and Chief Operating Officer of the Company, the Compensation Committee of the Board of Directors granted to Mr. Foster options to purchase 25,000 shares of Common Stock at an exercise price of $7.25 per share, the fair market value for the Common Stock as of the date of such grant. Such options are exercisable in annual cumulative installments of 20% per year commencing on December 2, 1995 and will expire 10 years from the date of grant. In addition, the employment agreement provides that Mr. Foster shall be eligible for annual grants of options to purchase 50,000 shares of Common Stock. As of September 13, 1995, the market price for the Company's Common Stock was $7.75 per share. Upon issuance of such options, there are no federal income tax consequences to the Company or Mr. Foster. Upon exercise of the options, Mr. Foster will realize taxable income to the extent of the difference between the exercise price and the market price for the Common Stock on the date of exercise, and the Company will have a deductible expense equal to Mr. Foster's realized taxable income.

     The purpose of such grants of options is to provide Mr. Foster with an incentive to create significant appreciation in value for the stockholders of the Company. The Board of Directors seeks approval of the initial grant of 25,000 shares to Mr. Foster, and of subsequent annual grants of 50,000 options as contemplated by the employment agreement, in light of previous stockholder approval at the February 3, 1994 Annual Meeting of Stockholders of a special one-time grant to Mr. Foster for options to purchase 500,000 shares of Common Stock, at an exercise price of $19.50 per share, or 150% of the market value per share of the Common Stock on the date of grant. One of the bases of such grant was that no additional options would be granted to

Mr. Foster for the next five fiscal years. At the time of such grant, Mr. Foster served as Senior Vice President -- Finance and Administration and Chief Financial Officer of the Company. Since such time, Mr. Foster has been promoted to President and Chief Operating Officer of the Company. In light of such promotion and of the additional responsibilities assumed by Mr. Foster in his new position, the Board believes that the additional option grants, which will allow Mr. Foster to receive incentive-based equity compensation on an ongoing basis not greater than that contemplated for his predecessor as President and Chief Operating Officer, will accrue to the benefit of NovaCare and its stockholders by providing Mr. Foster with appropriate incentives to be achieved as a result of a significant increase in stockholder value.

     The following table sets forth the benefits that may be received by Timothy
E. Foster if the grant (and the future grants) of options to purchase Common Stock is approved.

                               NEW PLAN BENEFITS

                   GRANT OF OPTIONS TO PURCHASE COMMON STOCK
                            TO TIMOTHY E. FOSTER(1)

                   NAME AND POSITION                   DOLLAR VALUE($)     NUMBER OF UNITS
    -----------------------------------------------    ---------------     ---------------
    Timothy E. Foster..............................         --                 225,000(2)
      President and Chief Operating Officer

---------------
(1) Under this grant of options to Timothy E. Foster, no options or other benefits will accrue to the Chairman of the Board and Chief Executive Officer, any current directors, any executive officers, or any other current employees of the Company other than Mr. Foster.

(2) Consists of options to purchase 25,000 shares of Common Stock granted in December 1994 and options to purchase 50,000 shares of Common Stock to be granted at the discretion of the Compensation Committee of the Board of Directors with respect to the next four succeeding fiscal years.

     The Board of Directors believes that the grants are in the best interests of the Company. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE APPROVAL OF THE GRANTS OF OPTIONS TO TIMOTHY E. FOSTER. It is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in favor of the approval of grants of options unless otherwise instructed therein. If the grants are not approved, the Board of Directors will consider the appropriateness of alternative compensation for Mr. Foster.

           III.  RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected Price Waterhouse LLP to serve as independent accountants for the Company for the fiscal year ending June 30, 1996.

     Price Waterhouse LLP has served as independent accountants for the Company since 1989 and, although it is not required to do so, the Board is submitting its selection of the Company's independent accountants for ratification at the Meeting, in order to ascertain the views of stockholders regarding such selection. If the selection is not ratified, the Board will reconsider its selection.

     THE BOARD RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE LLP TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE COMPANY'S FISCAL YEAR ENDING JUNE 30, 1996. It is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in favor of such ratification unless otherwise instructed therein.

     A representative of Price Waterhouse LLP will be present at the Meeting with the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                               IV.  OTHER MATTERS

     The Board does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their judgment on such matters.

                               V.  MISCELLANEOUS

     All costs relating to the solicitation of proxies of holders of Common Stock will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by mail or by telephone or otherwise. The Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals.

     It is important that proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

SECTION 16(a) REPORTING REQUIREMENTS

     Under Section 16(a) of the Exchange Act, directors and executive officers of the Company are required to make certain filings on a timely basis with the Securities and Exchange Commission. One executive officer, James C. New, failed to report 500 shares of Common Stock as owned by his spouse on his statement on Form 3 filed in March 1994, and for the fiscal year ended June 30, 1995, Mr. New failed to make a timely filing of a statement on Form 4 regarding a transaction in the Company's stock. Mr. New has subsequently filed the necessary reports.

CERTAIN LEGAL PROCEEDINGS

     George W. Siguler, a director of the Company, was formerly Vice Chairman and a director of Monarch Capital Corporation, a financial services holding company, which was placed in bankruptcy pursuant to a petition filed in June 1991.

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Company by May 22, 1996 in order to be considered for inclusion in the Company's proxy statement relating to such meeting.

ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, which has been filed with the Securities and Exchange Commission, will be sent without charge to stockholders to whom this Proxy Statement is mailed upon written request to the Vice President, Communications and Investor Relations, NovaCare, Inc., 1016 West Ninth Avenue, King of Prussia, Pennsylvania 19406.

September 19, 1995

                                 APPENDIX A


        With respect to "II. Approval of the Grant to Timothy E. Foster of Options to Purchase Common Stock" set forth in the Proxy Statement, a description of the Company's obligations with respect thereto is set forth in that certain Employment Agreement between the Company and Timothy E. Foster dated as of December 2, 1994, which is hereby incorporated by reference to
Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994.

                               [NOVACARE LOGO]

                                                   King of Prussia, Pennsylvania
                                                              September 19, 1995

To the Participants in the NovaCare
1986 Stock Option Plan and Related Plans:

     Enclosed herewith are copies of (i) the NovaCare, Inc. Annual Report for the fiscal year ended June 30, 1995 (including NovaCare's Annual Report on Form 10-K for such fiscal year) and (ii) the Proxy Statement delivered to holders of NovaCare common stock in connection with the Annual Meeting (the "Meeting") of Stockholders of NovaCare, Inc. to be held on October 26, 1995.

     Although holders of options to purchase NovaCare common stock under the NovaCare 1986 Stock Option Plan and related plans are not entitled to vote at the Meeting with respect to such options, pursuant to the rules of the Securities and Exchange Commission, NovaCare is required to deliver to such holders the enclosed materials, which are provided herewith for your review and information.

                               [NOVACARE LOGO]

                                                   King of Prussia, Pennsylvania
                                                              September 19, 1995

Holders of NovaCare, Inc. 5 1/2% Convertible
Subordinated Debentures Due 2000:

     Enclosed herewith are copies of (i) the NovaCare, Inc. Annual Report for the fiscal year ended June 30, 1995 (including NovaCare's Annual Report on Form 10-K for such fiscal year) and (ii) the Proxy Statement delivered to holders of NovaCare common stock in connection with the Annual Meeting (the "Meeting") of Stockholders of NovaCare, Inc. to be held on October 26, 1995.

     Although holders of NovaCare, Inc. 5 1/2% Convertible Subordinated Debentures Due 2000 are not entitled to vote at the Meeting with respect to such Debentures, pursuant to the rules of the Securities and Exchange Commission, NovaCare is required to deliver to such holders the enclosed materials, which are provided herewith for your review and information.

                               [NOVACARE LOGO]

                                                   King of Prussia, Pennsylvania
                                                              September 19, 1995

To the Participants in the NovaCare, Inc.
401(k) Retirement Savings Plan:

     In connection with the Annual Meeting of Stockholders of NovaCare, Inc. to be held on October 26, 1995, participants in the NovaCare, Inc. 401(k) Retirement Savings Plan who have elected to purchase NovaCare stock are invited to review the enclosed Proxy Statement.

     Participants who desire to instruct the Plan trustee as to how they wish to vote shares of stock in which participants have an ownership interest through the Plan are invited to complete and return the enclosed instruction card. Shares of stock held through the Plan will be voted by the trustee as indicated on all returned instruction cards. Shares held through the Plan for which no instruction cards are returned will be voted as determined by the trustee.

                                            Sincerely,

                                            Bernard F. Thompson
                                            Trustee

--------------------------------------------------------------------------------

                                NOVACARE, INC.

         PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- OCTOBER 26, 1995

        The undersigned, a stockholder of NOVACARE, INC., does hereby appoint JOHN H. FOSTER and TIMOTHY E. FOSTER, or either of them, his or her proxies, with full power of substitution or resubstitution, to appear and vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, October 26, 1995 at 10:00 A.M., local time, or at any adjournment thereof, upon such matters as may properly come before the Meeting.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby instructs said proxies or their substitutes to vote as specified below on each of the following matters and in accordance with their judgment on any other matters which may properly come before the Meeting.

1. Election of Directors, FOR all nominees listed below / /    WITHHOLD AUTHORITY / /
   (except as marked to the contrary below)                    to vote for all nominees listed below

         John H. Foster, Timothy E. Foster, C. Arnold Renschler, M.D.,
   E. Martin Gibson, Siri S. Marshall, Stephen E. O'Neil, George W. Siguler,
               Robert G. Stone, Jr. and Daniel C. Tosteson, M.D.

 (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. Approval of grant of options to Timothy E. Foster
   FOR / /    AGAINST / /    ABSTAIN / /
                             (Continued and to be Completed on the Reverse Side)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Continued From Other Side)
3. Ratification of Price Waterhouse LLP as independent accountants

FOR / /    AGAINST / /    ABSTAIN / /

             The Board of Directors favors a vote "FOR" each item.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED THEY WILL BE VOTED IN FAVOR OF THE ITEM(S) FOR WHICH NO DIRECTION IS INDICATED.

IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) below exactly as shown thereon. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the name of joint tenants or trustees, each joint tenant or trustee should sign.
                                            Dated:                        , 1995
                                                   -----------------------
                                                                          (L.S.)
                                            ------------------------------
                                                                          (L.S.)
                                            ------------------------------
                                            Stockholder(s) Sign Here

                                            PLEASE MARK, SIGN, DATE AND
                                            RETURN THIS PROXY CARD
                                            PROMPTLY USING THE ENCLOSED
                                            ENVELOPE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                NOVACARE, INC.

    INSTRUCTION CARD -- ANNUAL MEETING OF STOCKHOLDERS -- OCTOBER 26, 1995

        The undersigned, a participant in the NOVACARE, INC. 401(k) Retirement Savings Plan (the "Plan"), does hereby instruct Bernard F. Thompson, with full power of substitution or resubstitution, to appear and vote all shares of Common Stock of the Company in which the undersigned has a beneficial interest pursuant to the Plan at the Annual Meeting of Stockholders to be held on Thursday, October 26, 1995 at 10:00 A.M., local time, or at any adjournment thereof, upon such matters as may properly come before the Meeting.

    THIS INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1. Election of Directors, FOR all nominees listed below / /    WITHHOLD AUTHORITY / /
   (except as marked to the contrary below)                    to vote for all nominees listed below

         John H. Foster, Timothy E. Foster, C. Arnold Renschler, M.D.,
   E. Martin Gibson, Siri S. Marshall, Stephen E. O'Neil, George W. Siguler,
               Robert G. Stone, Jr. and Daniel C. Tosteson, M.D.

 (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

--------------------------------------------------------------------------------

2. Approval of grant of options to Timothy E. Foster

FOR / /    AGAINST / /    ABSTAIN / /
                             (Continued and to be Completed on the Reverse Side)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Continued From Other Side)
3. Ratification of Price Waterhouse LLP as independent accountants

FOR / /    AGAINST / /    ABSTAIN / /

             The Board of Directors favors a vote "FOR" each item.

THE SHARES REPRESENTED BY THIS INSTRUCTION CARD WILL BE VOTED AS INSTRUCTED. IF NO INSTRUCTION IS INDICATED THEY WILL BE VOTED IN FAVOR OF THE ITEM(S) FOR WHICH NO INSTRUCTION IS INDICATED.

IMPORTANT: Please sign your name or names on the line(s) below exactly as shown thereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                                            Dated:                        , 1995
                                                  ------------------------
                                            Signature(s)                  (L.S.)
                                                        ------------------
                                                                          (L.S.)
                                            ------------------------------
                                            PLEASE MARK, SIGN, DATE AND RETURN
                                            THIS INSTRUCTION CARD PROMPTLY
                                            USING THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------